Exhibit 99.1

   SANGAMO BIOSCIENCES ANNOUNCES PRESENTATION OF DATA FROM HIV PROGRAM AT 12TH
             CONFERENCE ON RETROVIRUSES AND OPPORTUNISTIC INFECTIONS

     RICHMOND, Calif., March 1 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today announced that data from their program to develop a treatment for HIV infection was presented at the 12th Conference on Retroviruses and Opportunistic Infections held in Boston last week. The data describe the use of Sangamo's zinc finger DNA binding protein (ZFP) technology in primary human CD4+ T-cells to successfully disrupt the gene encoding the CCR5 receptor, a critical co-receptor for HIV entry into cells. The CCR5 gene was shown to be disrupted in >1 % of transfected T-cells. Carl June, M.D., Director, Translational Research at the Abramson Family Cancer Research Institute and Professor, Department of Pathology and Laboratory Medicine at the University of Pennsylvania School of Medicine presented the work which was carried out in collaboration with Sangamo scientists.

     "This is an exciting and novel approach to HIV therapy and we are very encouraged by these initial data," said Dr. June. "Several major pharmaceutical companies are developing small molecule drugs to block HIV binding to CCR5 receptors on cells but we believe that using ZFNs to permanently disrupt the gene will have certain advantages. The protocol requires that T-cells are only briefly treated with ZFNs to achieve permanent correction and this therapeutic could be used in conjunction with other therapies. Moreover, we do not believe that this approach will put a selective pressure on the virus to mutate and escape the therapy, a significant problem observed with small molecule-based regimens." Dr. June has extensive research and clinical experience in T-cell therapies for cancer and HIV and directs the Translational Research team at the University of Pennsylvania whose role is to accelerate the progress of research from the bench to the clinic.

     Sangamo scientists have engineered zinc finger nucleases or ZFNs that can be used to make targeted breaks in cellular DNA for therapeutic gene correction or disruption. Sangamo, in collaboration with Dr. June, is developing ZFNs to disrupt the CCR5 gene in T-cells to make the cells resistant to HIV infection in order to provide HIV-infected individuals with a reservoir of healthy and uninfectable T-cells. CCR5 is a well-studied cell surface receptor that serves as a co-receptor for HIV entry into cells and is a well-validated target for HIV treatment, in part because individuals with a natural disruption of their CCR5 gene have been shown to be resistant to HIV infection.

     "Having shown that we can disrupt the CCR5 gene in our target cell population we will go on to complete our testing of ZFN-modified T-cells in HIV challenge assays both in vitro and in vivo," commented Dr. Dale Ando, Sangamo's vice president of therapeutics and chief medical officer. "Our goal is to work with Dr. June to move this potential therapy into the clinic expeditiously and to file an IND by the end of 2005. We will also explore the possibility of developing a similar ZFN Therapeutic approach to CD34 positive stem cells which may provide a longer lasting therapy for a broader range of immune cells."

     "The data presented at this meeting are the first ZFN mediated gene-disruption data to be publicly presented from our program to develop a ZFP Therapeutic for HIV infection," said Edward Lanphier, Sangamo's president and CEO. "This program demonstrates the broad applicability and versatility of our ZFP technology. We believe that it provides a novel approach to a significant unmet medical need."

     About Sangamo
     Sangamo BioSciences, Inc is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic development programs are currently in Phase I clinical trials for evaluation of safety in patients with peripheral artery disease and diabetic neuropathy. Other therapeutic development programs are focused on ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases such as sickle cell anemia and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com

     This press release contains forward-looking statements regarding Sangamo's current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, and whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the company's' Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SOURCE  Sangamo BioSciences, Inc.
     -0-                             03/01/2005
     /CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Kathy Nugent, +1-212-213-0006, or investors, John Cummings, +1-415-352-6262, both of Burns McClellan, Inc., for Sangamo BioSciences, Inc./
     /Web site:  http://www.sangamo.com /
     (SGMO)